Exhibit 21.1

Name	State or Other Jurisdiction of Incorporation	Name Under Which Does Business

LeMaitre Vascular LLC	Delaware	Same

Vascutech Acquisition LLC	Delaware	Same

LeMaitre UK Acquisition LLC	Delaware	Same

LeMaitre Vascular GmbH	Germany	Same

LeMaitre Vascular KK	Japan	Same